UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2014

ADEPT TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27122 (Commission file number)	94-2900635 (I.R.S. Employer Identification Number)

5960 Inglewood Drive Pleasanton, CA (Address of principal executive offices)	94588 (Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (925) 245-3400

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Change in Control Arrangements

Change in Control Plan. On January 14, 2014, for employee retention purposes, Adept Technology, Inc. (“Adept” or the “Company”) adopted a Change in Control Plan for Equity Awards (the “Plan”) that provides for the treatment of outstanding equity awards held by employees upon a change in control of Adept.  The Plan provides that, in connection with a change in control, all outstanding equity awards would be converted or replaced preserving the economic value of such equity awards or, if not so converted or replaced, would fully vest.  In addition, performance-based awards that are outstanding but not vested at such time would convert into time-based awards to vest on a schedule to be determined by the Compensation Committee of Adept’s Board of Directors (“Board”).  The Plan provides for “double trigger” acceleration, such that an employee’s unvested equity awards will accelerate and vest in full if the individual is terminated without cause (as defined in the Plan) within twelve months after the change in control.

Change in Control Severance Agreements. On January 14, 2014, the Board also approved a form of Change in Control Severance Agreement to be entered into with its three executive officers and chief technical officer (the “CIC Agreements”).  The CIC Agreements provide that upon a qualified termination in connection with a change in control, the employee shall be entitled to the following, subject to the execution of a separation agreement with the Company:

•
Payments equal in the aggregate to (i) the sum of the executive’s annual base salary and bonus (subject to a multiple of two for Adept’s Chief Executive Officer, and 1.5 for its Chief Financial Officer), and (ii) the pro-rata portion of executive’s bonus based on performance through the termination date as determined or adjusted by the Committee; and

•	Reimbursement of premium costs in excess of active employee rates for COBRA or other such medical coverage for one year following termination;

provided that the aggregate payments shall not exceed a specified percentage of the net consideration paid to the Company’s equityholders in connection with the Change in Control.

The CIC Agreements provide that equity awards are subject to the Plan described above, and that termination by the employee for good reason in connection with, or within twelve months following, a change in control will result in acceleration and vesting of unvested equity awards.

(e) CEO Equity Grants

On January 14, 2014, the Company granted restricted stock units (“RSUs”) for up to 112,500 shares of common stock to Mr. Rob Cain, its Chief Executive Officer. The RSUs vest upon the earlier of Mr. Cain’s separation from service (whether voluntary or involuntary) or a change in control.  The number of shares issuable upon vesting and settlement of the RSUs, if any, will be determined based on the Company’s stock price on the vesting date and, in the case of a separation from service, the extent to which certain stock price, revenue, net cash and earnings per share performance criteria has been met.  The Company also granted 54,500 options to Mr. Cain which have an exercise price equal to the closing price on the grant date and vest monthly over three years, subject to his Change in Control Severance Agreement. Both awards were granted pursuant to the Company’s 2005 Equity Incentive Plan and are not expected to have a material impact on Adept’s financial results for the current fiscal quarter or year.

The foregoing descriptions of the Plan, the CIC Agreements, and the RSU Agreement are qualified in their entirety by reference to the full text of such agreements, which will be filed with the Company’s quarterly report on Form 10-Q for its second fiscal quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADEPT TECHNOLOGY, INC.

Date:  January 21, 2014                                                        By: /s/ Seth Halio
Seth Halio
Chief Financial Officer